Exhibit 99.1

SOUTHERN COPPER CORPORATION

2575 E. Camelback Rd., Suite 500, Phoenix, AZ 85016, U.S.A.
Phone: (602) 977-6595 - Fax: (602) 977-6700

FOR IMMEDIATE RELEASE

Investor Relations (602) 977-6595

Southern Copper Corporation Reports

First Quarter 2006 Results

Phoenix, April 26, 2006- Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

2006 FIRST QUARTER HIGHLIGHTS

•                  First quarter 2006 net sales increased by $175.2 million compared to the first quarter of 2005 and amounted to $1,121.3 million, an increase of 18.5%. Cost of sales grew by 4.4%, or $17.3 million, compared to the first quarter of last year.

•                  EBITDA during the first quarter of 2006 rose by $160.4 million to $684.8 million and was equivalent to 61.1% of sales, compared to an EBITDA of $524.4 million, equivalent to 55.4% of sales, in the first quarter of 2005.

•                  First quarter 2006 net income increased to $421.6 million from $298.4 million in the first quarter of 2005, an increase of 41.3% and amounted to $2.86 per fully diluted share, compared to $2.03 per fully diluted share for the first quarter of 2005, due principally to higher copper prices.

•                  Capital expenditures, including exploration expense, amounted to $147.7 million during the first quarter of 2006, an 83.3% increase compared to the first quarter of 2005, due principally to increased spending on the Ilo smelter modernization.

•                  In March 2006, we distributed a shareholders’ dividend of $2.75 per share.

•                  On April 25, 2006 the Board of Directors authorized a dividend of $2.75 per share to be paid on June 2, 2006 to shareholders of record as of May 16, 2006.

•                  The LME and COMEX copper price increased to an average of $2.24 and    $2.25 per pound in the first quarter of 2006, respectively, compared to $1.48 and $1.47 in the first quarter of 2005. Metals Week dealer oxide molybdenum price for the first quarter of 2006 decreased to an average of $22.25 per pound, compared to $30.43 per pound in the first quarter of 2005.

•                  After giving effect to first quarter 2006 capital and exploration spending of $147.7 million and a dividend distribution of $404.9 million, net debt (debt minus cash) at March 31, 2006 amounted to $396.5 million compared to $296.1 million at December 31, 2005, a 33.9% increase. At the same time stockholders’ equity in the first quarter of 2006 decreased by 9.0% amounted to $3.0 billion as of March 31, 2006 due to a net charge to Retained Earnings of $317.0 million resulting from a change in accounting principle in connection with historical capitalized stripping.

•                  In the first quarter, we had operating costs of 122.2 cents per pound of copper sold, compared with 97.5 cents per pound in the first quarter of 2005, an increase of 25.3%. This increase results from the change in the accounting principle for stripping capitalization, as well as for higher energy and fuel costs.

•                  Net cash provided by operating activities was $437.7 million for the first quarter of 2006 compared with $368.5 million for the same period of 2005, an increase of 18.8%.

SUMMARY FINANCIAL TABLE

	First Quarter
	2006	2005	Var.	%
	(in millions, except per share amounts and %s)
Copper sold - pounds	334.0	360.3	(26.3)	(7.3)%

Net Sales	$1,121.3	$946.1	$175.2	18.5%
Cost of Sales	406.9	389.6	17.3	4.4%
Operating Income	632.7	471.6	161.1	34.2%
EBITDA (1)	684.8	524.4	160.4	30.6%
EBITDA Margin	61.1%	55.4%	5.7%	10.3%
Net earnings	$421.6	$298.4	$123.2	41.3%
Earnings per share	$2.86	$2.03	$0.83	41.3%
Capital expenditures	$143.1	$75.3	$67.8	90.0%

(1)                                  Reconciliation of net earnings computed in accordance to GAAP to EBITDA

	First Quarter
	2006	2005
Net earnings	$421.6	$298.4
Add:
Minority interest	1.7	1.4
Income taxes	199.9	146.1
Interest expense	22.9	27.0
Depreciation, amortization and depletion	53.1	61.0
Less:
Interest income	(9.3)	(5.5)
Interest capitalized	(5.1)	(4.0)
EBITDA	$684.8	$524.4

OTHER INFORMATION

	First Quarter
	2006	2005	Var.	%
	(in millions, except per share amounts and %s)
Total debt at end of period	$1,172.1	$1,211.2	$(39.1)	(3.2)%
Total debt to capitalization ratio	27.8%	28.6%	(0.8)%	(2.7)%
Total cash at end of period	775.6	809.3	(33.7)	(4.2)%
Net Debt (debt minus cash)	396.5	401.9	(5.4)	(1.3)%
Production data:
Copper mined (lbs)	354.0	356.6	(2.6)	(0.7)%
Molybdenum mined (lbs)	7.6	8.9	(1.3)	(14.6)%
Silver mined (oz)	4.2	4.5	(0.3)	(6.7)%
Zinc mined (lbs)	76.3	76.5	(0.2)	(0.3)%

Southern Copper Corporation, reports net earnings of $421.6 million, or earnings per share of $2.86, for the first quarter of 2006 compared with $298.4 million, or earnings per share of $2.03, for the first quarter of 2005.

Net sales were $1,121.3 million in the first quarter of 2006 compared with $946.1 million in the first quarter of 2005, an increase of 18.5%.

The average price for copper in the first quarter of 2006 on the London Metal Exchange (LME) and the New York Commodity Exchange (COMEX) was $2.24 and $2.25 per pound, respectively, compared with an average of $1.48 and $1.47 per pound in the first quarter of 2005. Approximately 60% of our first quarter 2006 copper sales were priced based on COMEX and the balance on the LME. The average Metals Week Dealer oxide price for molybdenum, our principal by-product, was $22.25 per pound in the first quarter of 2006, compared with $30.43 per pound in the first quarter of 2005. The average price for zinc on the LME in the first quarter of 2006 was $1.02 per pound compared with $0.60 per pound in the first quarter of 2005. The average price of silver, on COMEX was $9.70 per ounce in the first quarter of 2006, compared with $6.99 per ounce in the first quarter of 2005.

Mine copper production amounted to 354.0 million pounds in the first quarter of 2006, a decrease of 0.7% compared with the first quarter of 2005. This decrease of 2.6 million pounds included a decrease of 8.6 million pounds from the Mexican open pit operations, a decrease of 2.2 million pounds from the Mexican underground mines and an increase of 8.2 million pounds from the Peruvian open pit mines.

The decrease of 8.6 million pounds in the production from the Mexican open pit mines was due to a decrease in ore milled, as a result of illegal work stoppages at the La Caridad mine, and a decrease in SX-EW production due to lower quantities of PLS treated. The increase of 8.2 million pounds from the Peruvian open pit mines was the result of higher ore grades and recoveries in both the Cuajone and Toquepala mines, net of a decrease in SX/EW copper production due to lower PLS grade. The decrease of 2.2 million pounds in the Mexican underground mines was due to illegal strike in the San Martin mine which resulted in no production in March.

Molybdenum production decreased from 8.9 million pounds in the first quarter of 2005 to 7.6 million pounds in the first quarter of 2006. This 14.6% decrease in production was the result of a decrease of 0.8 million pounds in the Peruvian production, due to lower ore grades at the Toquepala and Cuajone units and a decrease of 0.4 million pounds in La Caridad mine.

Mine zinc production amounted to 76.3 million pounds in the first quarter of 2006, a slight decrease from the first quarter of 2005. In January 2006 an electrical fire at the two transformer rectifiers located in the core of our San Luis Potosi zinc refinery shut down operations. We expect to restore 50% of the production in the second quarter of 2006 and the remaining 50% by the end of the third quarter. In the interim we are selling zinc concentrates. Due to a shortage of zinc concentrates we are able to receive favorable terms on these sales and expect that our overall return will be favorable.

Operating income in the first quarter of 2006 increased by $161.1 million, when compared to the same period in 2005, an increase of 34.2%. This positive outcome is the result of higher sales prices for copper, silver and zinc, offset by a decrease in the sales price for molybdenum and lower production volumes.

Net sales during the first quarter rose by 18.5% when compared to the first  quarter of 2005 and amounted to $1,121.3 million, while cost of sales increased only by 4.4%, or $17.3 million. The increase in cost of sales was principally the result of $14.9 million of higher fuel and power cost and $1.4 million of higher mining royalties.

On January 1, 2006 the Company adopted the EITF consensus 04-06 “Accounting for Stripping Costs Incurred During Production in the Mining Industry” which states that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced (extracted) during the period that the stripping costs are incurred. In connection with the adoption of this accounting principle, effective January 1, 2006, the Company reversed $499.5 million on net cumulative capitalized stripping cost and capitalized leaching inventory and recorded a net charge of $317.0 million to retained earnings after recognition of workers’ participation and tax benefit of $182.5 million.

Commenting on the Company’s results, for the first quarter of 2006, Mr. German Larrea, Chairman of SCC said, “Earnings for the first quarter of 2006 amounted to $421.6 million, an increase of $123.2 million over the first quarter of 2005. The increase is primarily attributable to the continued robust prices for most of our metals. We have continued to focus on cost containment and expect 2006 to be another rewarding year for the Company. We have, however, suffered some loss from illegal work stoppages at some or our Mexican facilities in the first quarter of the year and, in fact, continue to have illegal work stoppages at the La Caridad operation in Sonora and at our San Martin mine in Zacatecas. While these stoppages have been declared illegal we have been forced to declare Force Majeure on some of our commercial contracts. At present we are working with the Mexican authorities to resolve these illegal work stoppages.”

Reporting on the Company’s modernization program, Mr. Oscar Gonzalez Rocha, Chief Executive Officer of SCC, said “The Ilo smelter modernization project in Peru is moving ahead on schedule with construction work in process expected to finish by the end of 2006. The anode plant of this project was commissioned in the first quarter of 2006 and has replaced Ilo blister production with anodes. At March 31, 2006, the smelter project reached 76% completion. Additionally, the Company’s leaching dumps, crushing and conveying project at the Toquepala mine are in production. The primary crusher and associated overland conveying system are fully operational; construction of the ramp for this project will continue until expected completion in the third quarter of 2006. The project is 95.7% complete. We will expand our SX/EW production at the Cananea mine with a new 32,800mtpy plant. Our studies indicate that this will provide a more attractive return than our previously considered two-stage expansion. The bidding process for basic engineering is currently under way. In addition, a crushing / conveying / spreading system is also in the basic engineering stage.”

Regarding the Company’s exploration activities, Mr. Xavier García de Quevedo, Chief Operating Officer of SCC stated “The Company may start the construction in our Tia Maria project at the beginning of 2007 based on the results of the basic engineering studies that the Company aims to complete this year. In addition we are in the process of conducting a feasibility study at our Los Chancas project and may make a construction decision in the fourth quarter of 2006. “

Metals Price	LME	COMEX
Average	Copper	Copper	Zinc	Silver	Gold	Molybdenum
	($/lb)	($/lb)	($/lb)	($/Oz)	($/oz)	($/lb)

1Q 2006	2.24	2.25	1.02	9.70	553.98	22.25

1Q 2005	1.48	1.47	0.60	6.99	427.23	30.43

Var. 1Q06 vs 1Q05	51.4%	53.1%	70.0%	38.8%	29.7%	(26.9)%

Average 2005	1.67	1.68	0.63	7.32	444.88	31.05

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide.

Metal Production and Sales

	Three Months Ended March 31,
	2006	2005	%
Copper (000s pounds)
Mined	354,000	356,600	(0.7)%
Smelted	321,100	341,600	(6.0)%
Refined	339,000	355,000	(4.5)%
Rod	69,100	55,800	23.8%
Sales	334,000	360,300	(7.3)%

Silver (000s ounces)
Mined	4,200	4,500	(6.7)%
Refined	3,200	3,000	6.7%
Sales	4,800	5,000	(4.0)%

Molybdenum (000s pounds)
Mined	7,600	8,900	(14.6)%
Sales	7,300	8,700	(16.1)%

Zinc (000s pounds)
Mined	76,300	76,500	(0.3)%
Refined	15,100	60,000	(74.8)%
Sales	79,700	79,200	0.6%

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended
	March 31,
	2006	2005	VAR%
	(in thousands, except for per share amounts)

Net sales:	$1,121,291	$946,075	18.5%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	406,944	389,570	4.5%
Selling, general and administrative	24,016	18,598	29.1%
Depreciation, amortization and depletion	53,103	60,967	(12.9)%
Exploration	4,573	5,347	(14.5)%
Total operating costs and expenses	488,636	474,482	3.0%

Operating income	632,655	471,593	34.2%

Interest expense	(22,907)	(26,998)	(15.2)%
Interest capitalized	5,095	3,991	27.7%
Gain (loss) on derivative instruments	—	(7,276)	(100.0)%
Loss on debt prepayments	—	(1,690)	(100.0)%
Other income (expense)	(978)	835	(217.1)%
Interest income	9,305	5,452	70.7%

Earnings before income taxes and minority interest	623,170	445,907	39.8%

Income taxes	199,872	146,121	36.8%
Minority interest	1,723	1,425	20.9%

Net earnings	$421,575	$298,361	41.3%

Per common share amounts:
Net earnings – basic and diluted	$2.86	$2.03	41.3%
Dividends paid	$2.75	$0.68	304.4%

Weighted average shares outstanding (Basic)	147,228	147,226
Weighted average shares outstanding (Diluted)	147,228	147,226

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2006	2005	2005
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$775,627	$876,003	$734,995
Marketable securities	—	—	74,339
Accounts receivable	359,790	386,460	411,355
Inventories	436,148	395,845	353,543
Prepaid taxes and other assets	57,038	56,046	52,167
Total current assets	1,628,603	1,714,354	1,626,399

Property, net	3,414,357	3,326,126	3,088,763
Capitalized mine stripping costs, net	—	289,369	324,141
Leachable material, net	—	210,118	143,530
Intangible assets, net	120,157	120,861	122,784
Other assets, net	42,370	26,746	41,960
Total assets	$5,205,487	$5,687,574	$5,347,577

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$10,000	$68,235
Accounts payable	210,180	284,977	156,849
Income taxes	322,875	275,763	358,843
Due to affiliates	7,378	6,355	5,417
Deferred income taxes	8,369	—	96,002
Accrued workers’ participation	138,541	195,552	29,106
Other accrued liabilities	98,378	22,985	129,173
Total current liabilities	795,721	795,632	843,625

Long-term debt	1,162,135	1,162,065	1,143,010
Deferred income taxes	127,458	259,089	266,433
Other liabilities	69,701	120,795	64,888
Asset retirement obligation	11,461	11,221	5,736
Total non-current liabilities	1,370,755	1,553,170	1,480,067

Commitments and contingencies

Minority interest	11,516	12,695	11,929

STOCKHOLDERS’ EQUITY
Common stock	678,819	690,808	725,150
Accumulated comprehensive income	2,348,676	2,635,269	2,286,806
Total stockholders’ equity	3,027,495	3,326,077	3,011,956
Total liabilities, minority interest and stockholder’s equity	$5,205,487	$5,687,574	$5,347,577

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended March 31,
	2006	2005

OPERATING ACTIVITIES
Net earnings	$421,575	$298,361
Depreciation, amortization and depletion	53,103	60,967
Capitalized mine stripping and leachable material	—	(24,623)
Minority interest	1,723	1,425
Cash provided from (used for) operating assets and liabilities	(42,958)	8,510
Other, net	4,284	23,868
Net cash provided from operating activities	437,727	368,508

INVESTING ACTIVITIES
Capital expenditures	(143,117)	(75,261)
Other, net	(1,811)	(29,795)
Net cash used for investing activities	(144,928)	(105,056)

FINANCING ACTIVITIES
Debt incurred (repaid)	—	(119,043)

Dividends paid	(404,877)	(100,000)
Distributions to minority interest	(2,985)	(780)
Other	588	—
Net cash used for financing activities	(407,274)	(219,823)

Effect of exchange rate changes on cash	14,099	(19,341)

(Decrease) increase in cash and cash equivalent	$(100,376)	$24,288

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the second largest copper reserves of any listed company in the world. We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 24.9% ownership interest is held by the international investment community. We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.

Conference call

The Company’s first quarter earnings conference call and web cast presentation will be held on April  27, 2006 beginning at 11:00 a.m. (EDT – New York) (10:00 a.m. Mexico City time). To participate:

Dial-in number:	866-332-8501 in the U.S 816-650-2800 outside the U.S.
Leader:	J. Eduardo Gonzalez, Chief Financial Officer
Password:	“SCC 2006 1-Q Results”

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.